Exhibit 4.4

SENSTAR TECHNOLOGIES CORPORATION

STOCK OPTION PLAN

EFFECTIVE AS OF AUGUST 26, 2024, AND AMENDED AND RESTATED ON DECEMBER 15, 2024 AND ON APRIL 23, 2025

SENSTAR TECHNOLOGIES CORPORATION
STOCK OPTION PLAN

ARTICLE 1
PURPOSE

1.1	Purpose

The purpose of the Plan is to provide the Company with a mechanism to attract, retain and motivate qualified Employees, Consultants and Directors of the Company and its Designated Subsidiaries, to reward such Employees, Consultants and Directors who are granted Options under the Plan by the Board from time to time for their contributions toward the long term goals and success of the Company and to align the interests of such Employees, Consultants and Directors with those of the Company’s shareholders.

ARTICLE 2
INTERPRETATION

2.1	Definitions

As used in the Plan, the following terms have the respective meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with such Person;

“Approved Agreement” means an Option Agreement, employment agreement or other written agreement between the Company or a Designated Subsidiary and the Participant which has been approved by the CEO (or where the Participant is the CEO, approved by the Board);

“Board” means the board of directors of the Company;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks in the City of Ottawa are open for commercial business during normal banking hours;

“Cause” means:

(a)	with respect to a particular Employee:

(i)
“cause” or “serious reason” as such term is defined in an Approved Agreement with the Participant’s Employer (provided that if such term is defined in both an Option Agreement and another Approved Agreement, the definition in the Option Agreement will govern); or

(ii)	in the event that (i) does not apply, then “Cause” means any circumstance where an employer can terminate an individual’s employment without notice or payment whatsoever;

(b)	with respect to a particular Consultant:

(i)
“cause” or “serious reason” as such term is defined in an Approved Agreement between the Consultant and the Company or its Designated Subsidiary (provided that if such term is defined in both an Option Agreement and another Approved Agreement, the definition in the Option Agreement shall govern); or

(ii)
in the event that (i) does not apply, then “Cause” means any circumstances, as described in an Approved Agreement between the Consultant and the Company or its Designated Subsidiary, or as provided for pursuant to applicable law, where the Company or Designated Subsidiary may terminate the Consultant’s engagement without notice or payment whatsoever;

“CEO” means the Chief Executive Officer of the Company;

“Change in Control” means the occurrence of any one or more of the following events:

(a)
any transaction, or series of related transactions, at any time and by whatever means pursuant to which any Person or any group of two or more Persons acting jointly or in concert (other than the Company or a wholly-owned Subsidiary of the Company) hereafter acquires the direct or indirect “beneficial ownership” (as defined under applicable Securities Laws) of, or acquires the right to exercise control or direction over, securities of the Company representing more than 50% of the then issued and outstanding voting securities of the Company, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of the Company with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(b)
the sale, lease, exchange, assignment or other disposition or transfer, in a single transaction or a series of related transactions, of all or substantially all of the assets of the Company to a Person other than a wholly-owned Subsidiary of the Company;

(c)
the dissolution or liquidation of the Company, other than in connection with the distribution of assets of the Company to one or more Persons which were wholly-owned subsidiaries of the Company prior to such event; or

(d)	the Board determines that a Change in Control shall be deemed to have occurred in such circumstances as the Board shall determine;

provided that, notwithstanding clause (a), (b) and (c) above, a Change in Control will be deemed not to have occurred if immediately following the transaction or series of transactions set forth in clause (a), (b) or (c) above (the “Transaction”): (A) the holders of securities of the Company that immediately prior to the consummation of such transaction(s) represented more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors of the Company hold (x) securities of the entity resulting from the Transaction (the “Surviving Entity”) that represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors (“voting power”) of the Surviving Entity, or (y) if applicable, securities of the entity that directly or indirectly has beneficial ownership of 100% of the securities eligible to elect directors of the Surviving Entity (the “Parent Entity”) that represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors of the Parent Entity, and (B) no Person or group of two or more Persons acting jointly or in concert is the beneficial owner, directly or indirectly, of more than 50% of the voting power of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) (any such Transaction which satisfies all of the criteria specified in clauses (A) and (B) above being referred to as a “Non-Qualifying Transaction” and, following the Non-Qualifying Transaction, references in this definition of “Change in Control” to the “Company” shall mean and refer to the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and, if such entity is a company or a trust, references to the “Board” shall mean and refer to the board of directors or trustees, as applicable, of such entity).

Notwithstanding the foregoing, for purposes of any Option that constitutes “deferred compensation” (within the meaning of Section 409A of the Code), the payment of which would be accelerated upon a Change in Control, no transaction or series of transactions will be a Change in Control for Options granted to any Participant who is a U.S. Taxpayer unless the transaction or series of transactions qualifies as a “change in control event” within the meaning of Section 409A of the Code.

Further and for the avoidance of doubt, no transaction or series of transactions will constitute a Change in Control if its sole purpose is to change the province, state or jurisdiction of the Company’s incorporation;

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code section includes any successor section;

“Committee” means the Compensation Committee or such other committee appointed by the Board to administer the Plan, or if no committee is appointed, the Board;

“Company” means Senstar Technologies Corporation;

“Consultant” means an individual consultant, other than an Employee or a Director, that:

(a)
is engaged to provide services on a bona fide basis to the Company or a Designated Subsidiary, other than services provided in relation to a distribution of securities of the Company or a Designated Subsidiary;

(b)	provides the services under a written contract with the Company or a Designated Subsidiary; and

(c)	spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Designated Subsidiary;

“Control” means the relationship whereby a Person (first Person) is considered to “Control” another Person (second Person) if:

(a)
the first Person beneficially owns or directly or indirectly exercises control or direction over voting securities of the second Person, otherwise than by way of security only, and the votes carried by the securities are entitled, if exercised, to elect a majority of the directors of the second Person;

(b)	the second Person is a partnership, other than a limited partnership, and the first Person holds more than 50% of the interests in the partnership; or

(c)	the second Person is a limited partnership and the first Person is the general partner of the limited partnership;

“Date of Grant” means, for any Option, the date specified by the Board at the time it grants the Option (which, for greater certainty, must be no earlier than the date on which the Board approves the grant of such Option) or if no such date is specified, the date upon which the Option was approved by the Board;

“Designated Subsidiary” means each Subsidiary of the Company as designated by the Board for purposes of the Plan from time to time;

“Director” means a director of the Company or a Designated Subsidiary who is not an Employee or a Consultant;

“Disability” means:

(a)
with respect to a particular Participant, “disability” as such term is defined in an Approved Agreement with the Company or its Designated Subsidiary (provided that if such term is defined in both an Option Agreement and another Approved Agreement, the definition in the Option Agreement will govern); or

(b)	in the event that (a) does not apply, then “Disability” means the mental or physical state of a Participant such that:

(i)
the Board, other than such Participant, determines that such individual has been unable, due to illness, disease, mental or physical disability or similar cause, to fulfil their obligations as an Employee, Consultant or Director of the Company or a Designated Subsidiary either for any consecutive six (6) month period or for any period of eight (8) months (whether or not consecutive) in any consecutive 12 month period where such impairment is expected to continue to prevent the individual from performing their duties to the Company or a Designated Subsidiary for the reasonably foreseeable future (with or without accommodation in accordance with applicable law); or

(ii)	a court of competent jurisdiction has declared such individual to be mentally incompetent or incapable of managing their affairs;

“Dividend Ratio” has the meaning assigned to that term in Section 7.3(b);

“Effective Date” means the effective date of the Plan, being August 26, 2024;

“Eligible Participant” means an Employee, Consultant or Director;

“Employee” means an individual who is considered an employee of the Company or a Designated Subsidiary for purposes of source deductions under applicable tax or social welfare legislation;

“ESL” means the Canadian federal or provincial employment standards legislation, as amended or replaced, applicable to a Participant who is an Employee;

“Exchange” means the NASDAQ Global Market and any other stock exchanges on which the Company has chosen to list the Shares from time to time;

“Exercise Notice” means a notice in a form provided by the Company stating the Participant’s intention to exercise a particular Option;

“Exercise Price” means the price at which a Share may be purchased pursuant to the exercise of an Option as specified in the Option Agreement;

“Expiry Date” means the expiry date of an Option as specified in the Option Agreement (which shall not be later than the sixth (6th) anniversary of the Date of Grant) or, if not so specified, means the sixth (6th) anniversary of the Date of Grant;

“In-the-Money Amount” means, as of any date, the amount, if any, by which the Market Price of a Share on such date exceeds the Exercise Price;

“ITA” means the Income Tax Act (Canada);

“Market Price” means, at any date in respect of the Shares, the closing price of such Shares on the Exchange (and if listed on more than one Exchange and the closing price on another Exchange is higher, then the highest of such closing prices) on the Business Day immediately preceding the applicable date;

“NI 45-106” means National Instrument 45-106 Prospectus and Registration Exemptions, as amended from time to time;

“Non-Qualifying Option” means an Option which is not eligible for the deduction pursuant to paragraph 110(1)(d) of the ITA;

“Option” means a conditional right to purchase Shares granted under Section 4.1 and subject to the terms and conditions of the Plan;

“Option Agreement” means a signed, written agreement between a Participant and the Company, in a form approved by the Board, evidencing the terms and conditions on which an Option has been granted under the Plan and which need not be identical to any other such notices or agreements;

“Participant” means an Employee, Consultant or Director to whom an Option has been granted under the Plan and their Permitted Assigns;

“Participant’s Employer” means the Company or Designated Subsidiary, as applicable, which employs the Employee or, in the case of a Participant that has ceased to be an Employee, which employed the Participant immediately prior to such cessation;

“Permitted Assign” has the meaning assigned to that term in NI 45-106;

“Person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

“Plan” means this Stock Option Plan, as may be amended or amended and restated from time to time;

“Qualifying Option” means an Option which is eligible for the deduction pursuant to paragraph 110(1)(d) of the ITA;

“Securities Laws” means securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders in force from time to time that govern or are applicable to the Company or to which it is subject;

“Share” means a common share in the capital of the Company as constituted on the Effective Date or after an adjustment contemplated by Article 7, such securities to which the holder of an Option may be entitled as a result of such adjustment;

“Subsidiary” means, with respect to any Person, any Person directly or indirectly Controlled by such Person;

“Termination Date” means:

(a)
in the case of an Employee or a Consultant whose employment or engagement with the Company or a Designated Subsidiary terminates (regardless of whether the termination is lawful or unlawful, with or without Cause, and whether it is the Participant or the Company or the Designated Subsidiary that initiates the termination), the later of: (i) if and only to the extent required to comply with ESL, the date that is the last day of any minimum statutory notice period applicable to the Participant pursuant to the minimum standards of ESL; and (ii) the date that is designated by the Company or a Designated Subsidiary as the last day of the Participant’s employment or engagement with the Company or the Designated Subsidiary. Each of (i) and (ii) of the previous sentence will be determined without regard to any applicable period of reasonable notice, contractual notice, severance, or pay in lieu of notice that follows (or is in respect of a period which follows) the last day that the Participant actually and actively provides services to the Company or the Designated Subsidiary as specified in the notice of termination provided by the Participant or the Company or the Designated Subsidiary, as the case may be.  For the avoidance of any doubt, the parties intend to displace any presumption that the Participant is entitled to reasonable notice of termination under common law or civil law in connection with the Plan; or

(b)	in the case of a Director who ceases to hold office, the date upon which the Participant ceases to hold office; or

(c)	In the event that the Participant’s death occurs prior to the date determined pursuant to (a), or (b) above, as applicable, the date of the Participant’s death;

“U.S.” means the United States of America; and

“U.S. Taxpayer” means a Participant who, with respect to an Option, is subject to taxation under applicable U.S. tax laws.

2.2	Interpretation

(a)
Whenever the Board or the Committee exercises discretion in the administration of the Plan, the term “discretion” means the sole and absolute discretion of the Board or the Committee, as the case may be.

(b)	As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of the Plan, respectively.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)
Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done will be calculated by excluding the day on which the period begins, including the day on which the period ends, and abridging the period to the immediately preceding Business Day in the event that the last day of the period is not a Business Day. In the event an action is required to be taken or a payment is required to be made on a day which is not a Business Day such action will be taken or such payment shall be made by the immediately preceding Business Day.

(e)	Unless otherwise specified, all references to money amounts are to United States currency.

(f)	The headings used herein are for convenience only and are not to affect the interpretation of the Plan.

ARTICLE 3
ADMINISTRATION

3.1	Administration

Subject to Section 3.2, the Plan will be administered by the Board who has sole and complete authority, in its discretion, to:

(a)	determine the individuals among Eligible Participants to whom grants under the Plan may be made;

(b)	make grants of Options under the Plan in such amounts, to such Eligible Participants and, subject to the provisions of the Plan, on such terms and conditions as it determines including:

(i)	the time or times at which Options may be granted;

(ii)	the conditions under which:

(A)	Options may be granted to Eligible Participants; or

(B)	Options may be forfeited to the Company;

(iii)	the number of Shares to be covered by any Option;

(iv)	the price, if any, to be paid by a Participant in connection with the purchase of Shares covered by any Option;

(v)	whether restrictions or limitations are to be imposed on the Shares issuable pursuant to grants of any Option, and the nature of such restrictions or limitations, if any; and

(vi)	any acceleration of exercisability or vesting, or waiver of termination regarding any Option, based on such factors as the Board may determine;

(c)	determine whether each Option is to be a Qualifying Option or a Non-Qualifying Option for purposes of the ITA;

(d)	establish the form or forms of Option Agreements;

(e)	cancel, amend, adjust or otherwise change any Option under such circumstances as the Board may consider appropriate in accordance with the provisions of the Plan;

(f)	construe and interpret the Plan and all Option Agreements;

(g)
adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws; and

(h)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan.

3.2	Delegation to Committee

To the extent permitted by applicable law, the Board may, from time to time, delegate to the Committee all or any of the powers conferred on the Board pursuant to the Plan, including the power to sub-delegate to any specified officer(s) of the Company or its Designated Subsidiaries all or any of the powers delegated by the Board. In such event, the Committee or any sub-delegate will exercise the powers delegated to it in the manner and on the terms authorized by the delegating party.

3.3	Determinations Binding

Any decision made or action taken by the Board, the Committee or any officers or employees to whom authority has been delegated pursuant to Section 3.2 arising out of or in connection with the administration or interpretation of the Plan is final, conclusive and binding on the Company, the affected Participant(s), their legal and personal representatives and all other Persons.

3.4	Eligibility

All Employees, Consultants and Directors are eligible to participate in the Plan, subject to Article 6. Eligibility to participate does not confer upon any Eligible Participant any right to receive any grant of an Option pursuant to the Plan. The extent to which any Eligible Participant is entitled to receive a grant of an Option pursuant to the Plan will be determined in the sole and absolute discretion of the Board. The Board will determine in its sole discretion whether any Person is a bona fide Employee, Consultant or Director, as applicable, for the purposes of the Plan.

3.5	Compliance with Securities Laws

Any Option granted under the Plan will be subject to the requirement that, if at any time the Company determines that the listing, registration or qualification of the Shares issuable pursuant to such Option upon any securities exchange or under any Securities Laws of any jurisdiction, or the consent or approval of an Exchange (if then listed on an Exchange) and any securities commissions or similar securities regulatory bodies having jurisdiction over the Company is necessary as a condition of, or in connection with, the grant or exercise of such Option or the issuance or purchase of Shares thereunder, such Option may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval has been effected or obtained on conditions acceptable to the Board. Nothing herein will be deemed to require the Company to apply for or to obtain such listing, registration, qualification, consent or approval. Participants agree, to the extent applicable, to cooperate with the Company in complying with such legislation, rules, regulations and policies and will have no claim or cause of action against the Company or any of its officers or directors as a result of any failure by the Company to obtain or to take any steps to obtain any such registration, qualification, consent or approval.

3.6	Total Shares Subject to this Plan

(a)
Subject to adjustment as provided for in Article 7 and any subsequent amendment to the Plan, the aggregate number of Shares reserved for issuance pursuant to Options granted under the Plan shall not exceed 1,250,000 Shares.

(b)
To the extent any Options (or portion(s) thereof) under the Plan terminate or are cancelled for any reason prior to exercise in full, the Shares subject to such Options (or portion(s) thereof) will be added back to the number of Shares reserved for issuance under the Plan and will again become available for issuance pursuant to the exercise of Options granted under the Plan.

(c)
The number of Shares available for issuance pursuant to the exercise of Options granted under the Plan will not be reduced by: (i) any Shares issued by the Company through the assumption or substitution of outstanding options or other equity-based awards from an entity acquired by the Company; or (ii) any Shares issued by the Company pursuant to an inducement award granted in accordance with the rules of the Exchange.

3.7	Option Agreements

Each Option under the Plan will be evidenced by an Option Agreement. Each Option Agreement will be subject to the applicable provisions of the Plan and will contain such provisions as are required by the Plan and any other provisions that the Board may direct. The Board shall authorize and empower any director or officer of the Company to execute and deliver, for and on behalf of the Company, an Option Agreement to each Participant.

3.8	Permitted Assigns

Options may be transferred by a Participant to a Permitted Assign.  In any such case, the provisions of Article 6 will apply to the Option as if the Option was held by the Participant rather than such Participant’s Permitted Assign.

3.9	Non-Transferability of Options

Except as permitted under Section 3.8, no assignment or transfer of Options, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Options whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Options will terminate and be of no further force or effect.

ARTICLE 4
OPTIONS

4.1	Grant of Options

The Board may, from time to time, subject to the provisions of the Plan, the terms of an Eligible Participant’s Approved Agreement, and such other terms and conditions as the Board may prescribe, grant Options to any Eligible Participant. The terms and conditions of each Option grant will be evidenced by an Option Agreement.

4.2	Exercise Price

The Board will establish the Exercise Price at the time each Option is granted, which Exercise Price must in all cases be not less than the Market Price on the Date of Grant.

4.3	Term of Options

Subject to any accelerated termination as set forth in the Plan or an Approved Agreement, each Option expires on its Expiry Date.

4.4	Vesting

(a)
Each Option will vest and be exercisable in the manner set out in the applicable Approved Agreement, subject to the Participant’s Termination Date not occurring prior to the date on which the Option vests, or as otherwise approved by the Board.

(b)
Once a portion of an Option becomes vested, it will remain vested and exercisable, in whole or in part, until expiration or termination of the Option, unless otherwise provided in the Plan or approved by the Board. The Board has the right to accelerate the date upon which any portion of any Option becomes exercisable.

(c)
The Board may provide at the time of granting an Option that the exercise of that Option is subject to restrictions, in addition to those specified in this Section 4.4, such as performance-based vesting conditions.

4.5	Exercise of Options and Payment of Exercise Price

Subject to the provisions of the Plan and any Approved Agreement, a Participant may exercise an Option by delivering a fully completed Exercise Notice to the Company. The Exercise Notice must be accompanied by payment in full of the purchase price for the Shares to be purchased. The Exercise Price must be fully paid by certified cheque, bank draft or money order payable to the Company or by such other means as might be specified from time to time by the Board, which may include (i) through an arrangement with a broker approved by the Company (or through an arrangement directly with the Company) whereby payment of the Exercise Price is accomplished with the proceeds of the sale of Shares deliverable upon the exercise of the Option, or (ii) through any cashless exercise process as may be approved by the Board, or (iii) any combination of the foregoing methods of payment.

No Shares will be issued or transferred until full payment therefor has been received by the Company.

ARTICLE 5
ADDITIONAL AWARD TERMS

5.1	Withholding Taxes

The granting, vesting, settlement or exercise of each Option under the Plan is subject to the condition that if at any time the Board determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant, vesting, settlement or exercise, such action is not effective unless such withholding has been effected to the satisfaction of the Board. In such circumstances, the Board may require that a Participant pay to the Company or an Affiliate of the Company the minimum amount as the Company or an Affiliate of the Company is obliged to remit to the relevant taxing authority in respect of the granting, vesting, settlement or exercise of the Option. Any such additional payment is due no later than the date on which such amount with respect to the Option is required to be remitted to the relevant tax authority by the Company or an Affiliate of the Company, as the case may be. Alternatively, to the extent permitted by, but subject to any requirements or limitations under ESL and other applicable law, the Company or the Affiliate of the Company may (a) withhold such amount from any remuneration or other amount payable by the Company or a Designated Subsidiary to the Participant, (b) require the sale of a number of Shares issued upon exercise, vesting, or settlement of such Option and the remittance to the Company of the net proceeds from such sale sufficient to satisfy such amount or (c) enter into any other suitable arrangements for the receipt of such amount, and the Participant consents to such action(s).

5.2	Recoupment

Notwithstanding any other terms of the Plan, Options may be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any clawback, recoupment or similar policy adopted by the Company or an Affiliate of the Company and in effect at the Date of Grant of the Option, or as set out in an Approved Agreement, or as otherwise required by law or the rules of an Exchange (if then listed on an Exchange) and the Participant will not be entitled to any damages or other compensation in respect of any Options subject to such policy.

ARTICLE 6
EFFECT OF TERMINATION OF
EMPLOYMENT OR ENGAGEMENT

6.1	Death or Disability

Unless otherwise specified in an Approved Agreement or otherwise determined by the Board, if a Participant’s employment or engagement is terminated due to the Participant’s death or Disability:

(a)
each Option held by the Participant that has vested as of the Termination Date will continue to be exercisable by the Participant or the Participant’s estate, as applicable, until the earlier of (i) its Expiry Date and (ii) the date that is 1 year after the Termination Date, and, if such Option is not exercised on or before such date, it will be immediately forfeited and cancelled;

(b)	any Option held by the Participant that has not vested as of the Termination Date will be immediately forfeited and cancelled as of the Termination Date; and

(c)
neither the Participant nor the Participant’s estate will be entitled to any damages or other amounts in respect of any forfeiture and cancellation of an Option in connection with the Participant’s death or Disability.

6.2	Termination of Employment or Engagement other than for Cause; Resignation

Unless otherwise specified in an Approved Agreement or otherwise determined by the Board, where, in the case of an Employee or Consultant, a Participant’s employment or engagement is terminated by the Company or a Designated Subsidiary other than for Cause (whether such termination is lawful or unlawful and whether it occurs with or without any or adequate notice, or with or without compensation in lieu of such notice), or if the Employee or Consultant voluntarily resigns from their employment or engagement (other than in circumstances where facts that could give rise to Cause exist), then:

(a)
each Option held by the Participant that has vested as of the Termination Date will continue to be exercisable by the Participant until the earlier of: (i) its Expiry Date; and (ii) the date that is 90 days after the Termination Date, and, if such Option is not exercised on or before such date, it will be immediately forfeited and cancelled;

(b)	any Option held by the Participant that has not vested as of the Termination Date will be immediately forfeited and cancelled as of the Termination Date; and

(c)
the Participant will not be entitled to any damages or other amounts in respect of any forfeiture and cancellation of an Option in connection with the termination of the Participant’s employment or engagement.

6.3	Termination of Employment or Engagement for Cause

Unless otherwise specified in an Approved Agreement or otherwise determined by the Board, where, in the case of an Employee or Consultant, a Participant’s employment or engagement terminates by reason of termination by the Company or a Designated Subsidiary for Cause (or a resignation where facts giving rise to Cause exist), then each Option held by the Participant, whether or not it has vested as of the Termination Date, will be immediately forfeited and cancelled as of the Termination Date, and the Participant will not be entitled to any damages or other amounts in respect of such forfeiture and cancellation.

6.4	Termination of a Directorship

Unless otherwise specified in an Approved Agreement or otherwise determined by the Board:

(a)
where, in the case of a Director, a Participant’s term of office is terminated by the Company or a Designated Subsidiary for breach by the Director of their fiduciary duty to the Company or Designated Subsidiary (as determined by the Board in its sole discretion), then any Options held by the Director at the Termination Date will be immediately forfeited to the Company on the Termination Date;

(b)
where, in the case of a Director, a Participant’s term of office terminates for any reason other than death or Disability or a breach of their fiduciary duty to the Company (as determined by the Board in its sole discretion), all vested Options held by the Participant on the Termination Date will continue to be exercisable by the Participant until the earlier of: (i) the applicable Expiry Date; and (ii) the date that is 90 days after the Termination Date, and, if such Options are not exercised on or before such date, they will be immediately forfeited and cancelled, and any unvested Options held by the Participant as of the Termination Date, will be immediately forfeited and cancelled as of the Termination Date; and

(c)
the Participant will not be entitled to any damages or other amounts in respect of any forfeiture and cancellation of an Option in connection with the termination of the Participant’s term of office as a Director.

6.5	Cessation of Vesting and Eligibility for Options following Termination

A Participant’s eligibility to be granted an Option under the Plan ceases as of the Termination Date. Except if and as required to comply with applicable minimum requirements contained in ESL, no Participant is eligible for continued vesting of any Option during any period in which the Participant receives, or claims to be entitled to receive, any compensatory payments or damages in lieu of notice of termination pursuant to contract, common law or civil law, and no Participant shall be entitled to any damages or other compensation in respect of any Option that does not vest or is not awarded due to termination of the Participant’s employment or engagement as of the Termination Date, for any reason. The Plan displaces any and all common law and civil law rights the Participant may have or claim to have in respect of any Options, including any right to damages. The foregoing shall apply, regardless of: (i) the length of the Participant’s employment, term of office or engagement; (ii) the reason for the termination of Participant’s employment, term of office or engagement; (iii) whether such termination is lawful or unlawful, with or without Cause; (iv) whether it is the Participant or the Company or the Designated Subsidiary that initiates the termination; and (v) any fundamental changes, over time, to the terms and conditions applicable to the Participant’s employment, term of office or engagement.

6.6	Employment with a Designated Subsidiary

Notwithstanding Sections 6.2 to 6.5, unless the Board, in its discretion, otherwise determines or as otherwise set out in an Approved Agreement, at any time and from time to time, Options are not affected by a change of employment, consulting engagement or directorship within or among the Company or a Designated Subsidiary for so long as the Participant continues to be an Employee, Consultant or Director of the Company or a Designated Subsidiary.

ARTICLE 7
EVENTS AFFECTING THE COMPANY

7.1	General

The existence of any Options does not affect in any way the right or power of the Company or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Company’s capital structure or its business, or any amalgamation, combination, arrangement, merger or consolidation involving the Company, to create or issue any bonds, debentures, Shares or other securities of the Company or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Article 7 would have an adverse effect on the Plan or on any Option granted hereunder.

7.2	Change in Control

(a)
Except as may be set forth in an Approved Agreement, and notwithstanding anything else in this Plan or any Option Agreement, without the consent of any Participant the outstanding Options shall be converted or exchanged into or for, rights or other securities of substantially equivalent value, as determined by the Board in its discretion, in any entity participating in or resulting from a Change in Control; provided that the Board without the consent of any Participant may instead cause (i) the termination of any vested Option in exchange for an amount of cash and/or property, if any, equal in value to the amount that would have been attained upon the exercise of such Option or the realization of the Participant’s rights as of the date of the occurrence of such Change in Control; (ii) the replacement of such Option with other rights or property selected by the Board in its sole discretion; or (iii) any combination of the foregoing.

(b)
Notwithstanding Section 7.2(a), and unless otherwise determined by the Board, if, as a result of a Change in Control, the Shares will cease trading on an Exchange and voting shares of any Surviving Entity or Parent Entity resulting from the Change in Control will not be traded on an Exchange, then all outstanding Options shall vest and become exercisable, realizable, or payable immediately prior to consummation of such Change in Control or the Board may determine that the Options shall be terminated in exchange for an amount of cash and/or property, if any, equal in value to the amount that would have been attained upon the exercise of such Option or realization of the Participant’s rights as of the date of the occurrence of such Change in Control (and, for the avoidance of doubt, if as of the date of the occurrence of such Change in Control the Board determines in good faith that no amount would have been attained upon the exercise of such Option or realization of the Participant’s rights, then such Option may be terminated by the Company without payment).

(c)
Notwithstanding Section 7.2(a) and 7.2(b), and except as otherwise provided in an Approved Agreement, if within 24 months following the completion of a transaction resulting in a Change in Control, an Employee’s employment is terminated by the Company or a Subsidiary without Cause, without any action by the Board then all Options granted to the Employee prior to the Change in Control and held by such Employee shall immediately vest and be exercisable in accordance with their terms.

(d)	In taking any of the actions permitted under this Section 7.2, the Board will not be required to treat all Options similarly.

7.3	Reorganization of Company’s Capital

(a)
Should the Company effect a subdivision or consolidation of Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Company that does not constitute a Change in Control and would warrant the amendment or replacement of any existing Options in order to adjust the number of Shares that may be acquired on the vesting of outstanding Options and/or the terms of any Option in order to preserve proportionately the rights and obligations of the Participants holding such Options, the Board will, subject to any required prior approval of the relevant Exchange(s) (if then listed on an Exchange), authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

(b)
Notwithstanding Section 7.3(a), in the event of the payment of a cash dividend (or a stock dividend that is in lieu of a cash dividend), then, subject to any required prior approval of the relevant Exchange(s) (if then listed on an Exchange), and unless otherwise determined by the Board in respect of any particular outstanding Options, the Exercise Price of outstanding Options shall be adjusted by multiplying it by the Dividend Ratio. The “Dividend Ratio” is amount determined by dividing (i) the closing price of the Shares on the Exchange (and if listed on more than one Exchange and the closing price on another Exchange is higher, then the highest of such closing prices) on the Business Day immediately following the dividend payment date, by (ii) the closing price of the Shares on the Exchange (and if listed on more than one Exchange and the closing price on another Exchange is higher, then the highest of such closing prices) on the dividend payment date; provided that the Dividend Ratio used to adjust a particular Option shall be reduced to the extent necessary so that the difference between (x) the aggregate In-the-Money Amount of such outstanding Option immediately following the dividend payment date and (y) the aggregate In-the-Money Amount of such outstanding Option on the dividend payment date, is equal to 0. No Participant holding such outstanding Options shall be entitled to any consideration in respect of such dividend payment other than the adjustment outlined in this Section 7.3(b).

7.4	Other Events Affecting the Company

In the event of an amalgamation, combination, arrangement, merger or other transaction or reorganization involving the Company and occurring by exchange of Shares, by sale or lease of assets or otherwise, that does not constitute a Change in Control and that warrants the amendment or replacement of any existing Options in order to adjust the number of Shares that may be acquired on the vesting of outstanding Options and/or the terms of any Option in order to preserve proportionately the rights and obligations of the Participants holding such Options, the Board will, subject to any required prior approval of the applicable Exchange(s) (if then listed on an Exchange), authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

7.5	Immediate Acceleration of Options

Where the Board determines that the steps provided in this Article 7 would not preserve proportionately the rights, value and obligations of the Participants holding such Options in the circumstances or otherwise determines that it is appropriate, the Board may, but is not required, to permit the immediate vesting of any unvested Options.

7.6	Issue by the Company of Additional Shares

Except as expressly provided in this Article 7, neither the issue by the Company of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to the number of Shares that may be acquired as a result of a grant of Options.

7.7	Fractions

No fractional Shares will be issued pursuant to an Option. Accordingly, if, as a result of any adjustment under this Article 7, a Participant would become entitled to a fractional Share, the Participant has the right to acquire only the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Shares, which shall be disregarded.

ARTICLE 8
U.S. TAXPAYERS

8.1	Section 409A of the Code

The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s separation from service (within the meaning of Section 409A of the Code) shall instead be paid on the first payroll date after the six (6) month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Board shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Board will have any liability to any Participant for such tax or penalty.

ARTICLE 9
AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

9.1	Amendment, Suspension, or Termination of the Plan

The Board may from time to time, without notice and without approval of the holders of voting shares of the Company, amend, modify, change, suspend or terminate the Plan or any Options granted pursuant to the Plan as it, in its discretion determines appropriate, provided, however, that:

(a)
no such amendment, modification, change, suspension or termination of the Plan or any Options granted hereunder may materially impair any rights of a Participant or materially increase any obligations of a Participant under the Plan without the consent of the Participant, unless the Board determines such adjustment is required or desirable in order to comply with any applicable laws, including Securities Laws or Exchange requirements; and

(b)	any amendment that would cause an Option held by a U.S. Taxpayer be subject to the additional tax penalty under Section 409A(1)(b)(i)(II) of the Code shall be null and void ab initio.

ARTICLE 10
MISCELLANEOUS

10.1	Legal Requirement

The Company is not obligated to grant any Options, issue any Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its sole discretion, such action would constitute a violation by a Participant or the Company of any provision of any applicable statutory or regulatory enactment of any government or government agency or the requirements of any Exchange upon which the Shares may then be listed.

10.2	Rights as Shareholder

No Participant has any rights as a shareholder of the Company in respect of Shares issuable pursuant to any Option until the allotment and issuance to such Participant of certificates representing such Shares.

10.3	Corporate Action

Nothing contained in the Plan or in an Option shall be construed so as to prevent the Company from taking corporate action which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Option.

10.4	Conflict

In the event of any conflict between the provisions of the Plan and any Option Agreement, the provisions of the Plan will govern. In the event of any conflict between the provisions of the Plan, an Option Agreement and any other Approved Agreement, the provisions of the Approved Agreement shall govern except as otherwise provided under the Plan.

10.5	Participant Information

Each Participant agrees to provide the Company with all information (including personal information, which means any information of an identifiable individual) required by the Company in order to administer the Plan. Each Participant acknowledges that information required by the Company in order to administer the Plan may be shared with third parties in connection with such administration (such persons, “Recipients”). Recipients may be located in the Participant’s jurisdiction of residence, or elsewhere, and the Participant’s jurisdiction may have different data privacy laws and protections than the Recipients’ jurisdiction(s). Each Participant consents to such sharing and authorizes the Company to share the Participant’s information on their behalf and authorizes such Recipients to receive, possess, use, retain, transfer and otherwise process the information, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan. A Participant may, at any time, refuse or withdraw the consents in this Section 10.5 by giving written notice to the Company. If the Participant refuses or withdraws the consents in this Section 10.5, the Board may cancel the Participant’s participation in the Plan and, in the Board’s discretion, the Participant may forfeit any of their outstanding Options.

10.6	Participation in the Plan

The participation of any Participant in the Plan is entirely voluntary and not obligatory and does not confer upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment or engagement nor a commitment on the part of the Company to ensure the continued employment or engagement of such Participant, nor does it form an integral part of the Participant’s employment compensation. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Shares and no amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. The Company does not assume responsibility for the income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

10.7	Compliance with Employment Standards

It is understood and agreed that the Plan is subject to all applicable minimum requirements of ESL. The Company and its Designated Subsidiaries will comply with all applicable minimum requirements contained in ESL. Accordingly, to the extent that any applicable ESL minimum requirements apply, the Plan shall: (i) not be interpreted as in any way waiving or contracting out of ESL and (ii) be interpreted to achieve compliance with ESL. In the event that ESL requires the Company or one of its Designated Subsidiaries to provide the Participant with a superior right or entitlement upon termination of the Participant’s employment or otherwise (“Statutory Entitlements”) than provided for under the Plan, then the Company or the Designated Subsidiaries, as applicable, shall provide the Participant with the Participant’s Statutory Entitlements in substitution for the Participant’s rights under the Plan. There shall be no presumption of strict interpretation against the Company. The Board will exercise its discretion in respect of the Plan in a manner that complies any applicable minimum requirements of ESL.

10.8	No Notice of Expiration

It is understood and agreed that the Company and its directors, officers, employees, attorneys and agents do not have any obligation to notify the Participant prior to the expiration of any Option under this Plan, regardless of whether the Option will expire at the end of its full term or an earlier date related to the termination of the Participant’s employment or engagement.  The Participant agrees that the Participant has the sole responsibility for monitoring the expiration of any Option and for exercising their Options, if at all, prior to their expiration.

10.9	International Participants

With respect to Participants who reside or work outside Canada and the U.S., the Board may, in its sole discretion, amend, or otherwise modify, without shareholder approval, the terms of the Plan or Options with respect to such Participants in order to conform such terms with the provisions of local law, and the Board may, where appropriate, establish one or more sub-plans to reflect such amended or otherwise modified provisions.

10.10	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and its Designated Subsidiaries.

10.11	General Restrictions and Assignment

Except as required by law or as otherwise provided in the Plan, the rights of a Participant under the Plan are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant unless otherwise approved by the Board.

10.12	Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

10.13	Notices

All written notices to be given by the Participant to the Company must be delivered personally, e-mail or mail, postage prepaid, addressed as follows:

Senstar Technologies Corporation
119 John Cavanaugh Drive
Ottawa, ON  K0A 1L0

Attention:     Alicia Kelly
E-mail:          alicia.kelly@senstar.com

All notices to the Participant will be addressed to the principal address of the Participant on file with the Company. Either the Company or the Participant may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally or by e-mail, on the date of delivery, and if sent by mail, on the fifth Business Day following the date of mailing. Any notice given by either the Participant or the Company is not binding on the recipient thereof until received.

10.14	Electronic Delivery

The Company or the Board may from time to time establish procedures for (i) the electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, award notices and agreements, and all other forms of communications) in connection with any award made under the Plan, (ii) the receipt of electronic instructions from Participants and/or (iii) an electronic signature system for delivery and acceptance of any such documents. Compliance with such procedures will satisfy any requirement to provide documents in writing and/or for a document to be signed or executed.

10.15	Effective Date

The Plan became effective on the Effective Date and was amended and restated on December 15, 2024 and on April 23, 2025.

10.16	Governing Law

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

10.17	Submission to Jurisdiction

The Company and each Participant irrevocably submits to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of Ontario in respect of any action or proceeding relating in any way to the Plan, including with respect to the grant of Options and any issuance of Shares made in accordance with the Plan.